CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated June 18, 2009 on Dreyfus Institutional Cash Advantage Fund and Dreyfus Institutional Cash Advantage Plus Fund for the fiscal year ended April 30, 2009 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-86182 and 811-21075) of Dreyfus Institutional Cash Advantage Funds.

ERNST & YOUNG LLP

New York, New York August 24, 2009